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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                  Form 10-QSB

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          [ X ] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                For  the  quarterly  period  ended September 30,  1995

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                For the transition period from __________ to __________

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                         Commission file number 1-8311

                            SOURCE SCIENTIFIC, INC.
       (Exact name of small business issuer as specified in its charter)


               California                              95-2943936
     (State or other jurisdiction                    (I.R.S.  Employer
     of incorporation or organization)               Identification No.)


                7390 Lincoln Way, Garden Grove, California 92641
              (Address of principal executive offices) (Zip Code)

                                 (714)898-9001
                           Issuer's telephone number

                               ------------------

     Check  whether  the issuer (1) filed all  reports  required  to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No __.

         APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS
                        DURING THE PRECEDING FIVE YEARS

     Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court. Yes No __.

                      APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares outstanding of each of the issuer's classes of common equity, as of May 12, 1995: 12,510,938

     Transitional  Small  Business Disclosure Format (Check one): Yes __ No X .

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

ITEM 1.  Financial Statements:

                     SOURCE SCIENTIFIC INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                   As of September 30, 1995 and June 30, 1995

                                     ASSETS

                                        SEPTEMBER 30, 1995       JUNE 30, 1995
                                           (UNAUDITED)              (AUDITED
Current Assets:
     Cash and cash equivalents           $    17,000             $      35,000
     Accounts receivable, net (Note 3)       303,000                   449,000
     Inventories (Note 4)                  1,354,000                 1,269,000
     Other current assets                    172,000                   180,000
                                          ----------               -----------
              Total current assets         1,846,000                 1,933,000

Property and equipment, net (Note 5)          92,000                   121,000
Excess of cost over fair value of net
   assets acquired, less accumulated
   amortization of $15,000 (September,
   1995); $12,000 (June, 1995)                75,000                    78,000
Other assets, net                             79,000                    81,000
                                           ---------                  --------
         Total assets                     $2,092,000                $2,213,000
                                           ---------                  --------
                                           ---------                  --------


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                      $ 867,000                 $ 868,000
     Accrued expenses                        272,000                   204,000
     Notes payable, current portion
       (Note 6)                              178,000                   387,000
     Deferred rent, current portion                0                     2,000
     Lease obligation                          5,000                    30,000
                                           ---------                  --------
         Total current liabilities         1,322,000                 1,491,000

Deferred rent                                244,000                   230,000
                                           ---------                  --------

         Total liabilities                 1,566,000                 1,721,000
                                           ---------                  --------

Redeemable Series C convertible preferred
  stock; no par value, authorized
  1,000,000 Shares, issued and
  outstanding 1,555 shares; liquidation
  value at June 30, 1995, $14; at Sept-
  ember 30, 1995, $15.93 per share            25,000                    23,000

Shareholders' equity

     Common stock; no par value, authorized
       75,000,000 shares; 15,386,101 and
       14,612,034 shares issued and
       outstanding at September 30, 1995
       and June 30, 1995, respectively    20,857,000                20,744,000
     Accumulated deficit                 (20,033,000)              (19,952,000)
     Shareholder notes receivable           (323,000)                 (323,000)
                                           ---------                  --------

         Total shareholders' equity          501,000                   469,000
                                           ---------                  --------

              Total liabilities and
                shareholders' equity      $2,092,000                $2,213,000
                                           ---------                 ---------
                                           ---------                 ---------


                (See notes to consolidated financial statements.)

                    SOURCE SCIENTIFIC, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    For the Three Months Ended September 30,
                           1995 and September 30, 1994
                                   (UNAUDITED)


                                                        Three Months Ended
                                                          September 30
                                                     --------------------------
                                                       1995              1994
                                                     --------          --------

Product sales                                      $  598,000         $ 909,000
Research contract sales                                17,000            83,000
Service contract sales                                488,000           403,000
                                                    ---------          --------
       Total net sales                              1,103,000         1,395,000
                                                    ---------         ---------

Cost of product sales                                 455,000           712,000
Cost of research contract sales                         8,000            46,000
Cost of service contract sales                        224,000           101,000
                                                      -------           -------
       Total cost of sales                            687,000           859,000
                                                      -------           -------

       Gross profit                                   416,000           536,000

Selling, general and administrative                   298,000           521,000
Research and development                              198,000           223,000
                                                     --------           -------
       Operating loss                                 (80,000)         (208,000)
                                                      -------          --------

Interest, net                                           1,000            15,000
                                                      -------            ------
       Loss from operations                           (81,000)         (223,000)
                                                      -------           -------

Extraordinary item - gain from
     reduction of lease obligation                          0          (309,000)
                                                      -------           -------
       Net income (loss)                             ($81,000)          $86,000
                                                      -------           -------
                                                      -------           -------


Per common share amounts
     Operations                                         (.007)             (.02)
     Extraordinary Item                                  .000               .03
                                                        -----             -----
       Net income (loss)                              ($0.007)            $0.01
                                                        -----             -----
                                                        -----             -----


Weighted average number of
   common shares outstanding                       15,278,663         9,789,624
                                                   ----------         ---------


               (See notes to consolidated financial statements.)

                    SOURCE SCIENTIFIC, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    For the Quarters Ended September 30, 1995
                             and September 30, 1994
                                   (UNAUDITED)



                                                        Three Months Ended
                                                          September 30
                                                     --------------------------
                                                       1995              1994
                                                     --------          --------

Cash flows from operating activities
     Net income (loss)                              ($81,000)           $86,000
                                                     -------             ------

     Adjustments to reconcile net income (loss)
        to net cash used in operating activities
         Depreciation and amortization                32,000             66,000
         Imputed interest                                                17,000

     Effect on cash of changes in operating
        assets and liabilities
         Accounts receivable                         146,000             27,000
         Inventories                                 (86,000)            89,000
         Other current assets and other assets        10,000            (58,000)
         Accounts payable and accrued expenses        69,000            103,000
         Other liabilities                                 0           (385,000)
         Deferred rent                               (11,000)           (16,000)
                                                      ------             ------

              Total adjustments                      160,000           (157,000)
                                                     -------            -------

              Net cash provided (used) by
                operating activities                  79,000            (71,000)
                                                     -------             ------

Cash flows from investing activities:
     Capital expenditures                                  0            (23,000)
                                                     -------             ------

         Net cash used in investing activities             0            (23,000)
                                                     -------             ------

Cash flows from financing activities:
     Proceeds from notes                                   0            222,000
     Repayment of notes                             (210,000)           (26,000)
   Common stock issued for exercise of warrants      113,000                  0
                                                    --------            -------

         Net cash provided (used) by
           financing activities                      (97,000)           196,000
                                                     -------            -------

Net increase (decrease) in cash and
  cash equivalents                                   (18,000)           102,000

Cash and cash equivalents at beginning of period      35,000             64,000
                                                    --------           --------

Cash and cash equivalents at end of period           $17,000           $166,000
                                                    --------           --------
                                                    --------           --------


Non Cash Transactions

   During the three months ended September 30, 1995, 24,000 warrants were exercised for an equal number of common shares of the Company's stock with debentures in the amount of $4,320; and debentures in the amount of $20,680 were converted into 103,400 common shares of the Company's stock .

                (See notes to consolidated financial statements.)

                             SOURCE SCIENTIFIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                                   (UNAUDITED)

NOTE 1 - INTERIM ACCOUNTING POLICY

The accompanying consolidated financial statements have not been audited by independent accountants, but in the opinion of Source Scientific, Inc. and its subsidiaries (the "Company"), such unaudited statements include all adjustments necessary for a fair presentation of the financial position of the Company and its consolidated subsidiaries as of September 30, 1995, and the results of operations and changes in cash flow for the three-month periods ended September 30, 1995, and September 30, 1994. Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three-month period ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - PER COMMON SHARE AMOUNTS

Per common share amounts are determined by dividing the weighted average number of common shares outstanding during the year into the relevant statement of operations caption. Fully diluted and primary per common share amounts were the same for the three months ended September 30, 1995, while for the three months ended September 30, 1994, fully diluted per common share amounts would have been anti-dilutive.

NOTE 3 - ACCOUNTS RECEIVABLE:

Accounts receivable are summarized as follows:
                                                 September 30,         June 30,
                                                    1995                1995

Trade receivables                                 $ 323,000           $ 469,000
           Less:  Allowance for doubtful accounts   (20,000)            (20,000)
                                                   --------             -------

Net accounts receivable                           $ 303,000           $ 449,000
                                                   --------             -------
                                                   --------             -------


NOTE 4 - INVENTORIES:

Inventories are summarized as follows:
                                                 September 30,         June 30,
                                                    1995                1995

Raw materials                                    $1,125,000       $   1,124,000
Work in process                                     256,000             180,000
Finished goods                                      160,000             171,000
                                                  ---------           ---------

                                                  1,541,000           1,475,000
     Less allowance for inventory, obsolescence
       and excess quantities                       (187,000)           (206,000)
                                                  ---------           ---------

Net inventories                                 $ 1,354,000         $ 1,269,000
                                                  ---------           ---------
                                                  ---------           ---------

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:
                                                 September 30,         June 30,
                                                    1995                1995
                                                  -----------        ----------
Machinery, equipment and tooling                    $290,000           $290,000
Leasehold improvements                                34,000             34,000
Furniture and fixtures                                59,000             59,000
                                                    --------           --------
                                                     383,000            383,000
     Less accumulated depreciation and amortization (291,000)          (262,000)
                                                     -------            -------
Net property and equipment                           $92,000           $121,000
                                                     -------            -------
                                                     -------            -------


NOTE 6.  NOTES PAYABLE:

Notes Payable include:
                                                 September 30,         June 30,
                                                    1995                1995
                                                  -----------        ----------

Loan payable to Silicon Valley Bank (the "Bank")      98,000            304,000
   under a line of credit (the "Revolving Loan
   Facility") with a maximum amount of $500,000, or $1,000,000 subject to the Company imple-menting lockbox arrangements regarding its accounts receivable, or 65% of qualifying accounts receivable, collateralized by substantially all assets of the Company, interest at 3% over the Bank's reference rate
   (10.75% at September 30, 1994;  9.6% at
   June 30, 1994), payable monthly. During October,
   1994, the Bank agreed to increase the Company's availability under the Revolving Loan Facility to $600,000. In December, 1995, the revolving loan was repaid by the Company.

Debentures payable to a former officer and two        60,000             60,000
   other unaffiliated individuals in the face amount of $20,000 each, convertible at any time into shares of the Company's common stock at the conversion price of $0.75 per share or as adjusted in accordance with the agreement, with warrants attached to purchase one share of the Company's common stock for each $10.00 of debentures at the amended price of $0.75 per share, exercisable at any time through May 3, 1998, principal and interest at 9.75%, due on June 30, 1995.


Notes payable uncollateralized, interest at         20,000               23,000
   8% to 10% with due dates ranging
   from October, 1994, to April, 1997.             -------              -------
                                                  $178,000             $387,000
                                                   -------              -------
                                                   -------              -------


NOTE 7.  LEASE OBLIGATION:

Lease obligation, amounting to $517,000 and $30,000 at June 30, 1994 and 1995, respectively, represents the remaining cost, net of sublease income, of the lease on the Company's prior premises. Subsequent to the acquisition of Source, the Company vacated such premises and moved all operations to the Source facility. In 1994, a portion of the net lease obligation was offset against previously recorded deferred rent. The remaining $300,000 was charged to lease obligation cost in the 1994 statement of operations.

During 1995, the Company negotiated a termination of the lease. In consideration of the termination and all obligations thereunder, the Company paid its former landlord approximately $150,000 and surrendered a claim to approximately $20,000 of deposit and offsets. A remaining balance of $30,000 is owed to the Company's former landlord at June 30, 1995 and is included in current liabilities. The settlement reduced the Company's accrued lease obligation at June 30, 1994 by $309,000, and an extra-ordinary gain of this amount is reflected in the 1995 statement of operations.

The Company's current facility is located in Garden Grove, California. The lease for the Company's facility was renegotiated, commencing January, 1995, and expires January 31, 2002. The current rental is $26,185 per month and increases to $29,131 per month on August 1, 1997, and to $32,460 on February 1, 2000. The new lease agreement represents a current monthly savings to the Company of $3,400 through the end of the prior lease agreement. The Company is two months in arrears in its lease payments and has received a notice of delinquency and default of its lease agreement with its landlord. Management believes it will be able to negotiate a grace period for the delinquent lease payments which will enable the Company to continue occupancy of its facility, although there can be no assurance that such grace period will be allowed by the landlord.




ITEM 2.  Management's Discussion and Analysis of Operations and
         Results of Operations

Results of Operations


     Comparison of 1995 to 1994 first quarterly periods

     The following table shows the changes in operations between the first quarterly periods ended September 30, 1994 and September 30, 1995. During the 1995 first quarterly period, sales declined by approximately 20% due to a decrease in the sales of the Lamda product line of approximately $100,000, completion of a manufacturing contract in 1994 and backorders of approximately $160,000 at September 30, 1995, due to the Company's liquidity problems which constrained the procurement of components and shipment of product


                                            3 MONTHS ENDED            3 MONTHS ENDED            CHANGE FROM

                                          SEPTEMBER 30, 1994        SEPTEMBER 30, 1995     SEPT 1994 TO SEPT 1995

                                         ---------------------     --------------------   ------------------------
                                          (000's)      % of         (000's)      % of       (000's)
                                           Amount      Sales         Amount      Sales       Amount       % Change
                                         --------     --------     --------     -------    ---------     ---------
Net sales                                 $1,395       100.0        $1,103       100.0       ($292)          0.0
Cost of goods sold                           859        61.6           687        62.3        (172)          0.7
                                           -----       -----         -----        ----         ---         -----
      Gross profit                           536        38.4           416        37.7        (120)         -0.7
                                           -----       -----         -----        ----         ---         -----


Selling, general and administration          521        37.3           298        27.0        (223)        -10.3
Research and  development                    223        16.0           198        18.0         (25)          2.0
                                           -----       -----         -----        ----         ---         -----

      Total operating expenses               744        53.3           496        45.0        (248)         -8.4
                                           -----       -----         -----        ----         ---         -----


      Operating income (loss)               (208)       14.9           (80)       -7.3         128          7.7

Interest, net                                 15         1.1             1         0.1          14         -1.0
                                           -----       -----         -----        ----         ---         -----

Loss before extraordinary item              (223)      -16.0           (81)       -7.3         142          8.6

Extraordinary item - gain from               309        22.2             0         0.0        (309)       -22.2
  reduction of lease obligations           -----       -----         -----        ----         ---         -----

      Net income (loss)                      $86         6.2          ($81)       -7.3       ($167)        13.5
                                           -----       -----         -----        ----         ---         -----
                                           -----       -----         -----        ----         ---         -----


Net Sales. The decrease in net sales from the 1994 first quarterly period to the 1995 first quarterly period was primarily due to the decline of the sales of the Lamda product line and the Company's inability to complete and ship products because of the Company's liquidity problems. Management decided to minimize development costs of the Lamda product line, and to find a buyer for the product line. As of the date of this report, no definitive buyer has been identified and there can be no assurance the Company will be successful in selling the product line. In the absence of new research and development projects during the year, the Company's research and development resources were directed to enhance the Company's current products and development of new products which can be derived from the technologies which the Company currently possesses. During the 1995 fiscal year, the Company completed the development of one product which started shipping in September, 1995. A second product under development is expected to be completed in September, 1996. At the present time, the Company has submitted 25 quotes to provide research and development, manufacturing and product service contracts to potential customers. There is no guarantee such contracts will be achieved by the Company, or that in the event any such contracts are awarded, sufficient economic value will be realized to make a significant difference in the Company's profitability within the current year.

Cost of Goods Sold. For the quarter ended September 30, 1995, the cost of goods sold was 62.3% compared to 61.6% for the quarter ended September 30, 1994. The increase was due to lower sales volume which reduced the manufacturing absorption for the quarter.

Operating Expenses. Overall operating expenses declined as a percentage of sales due to management's implementation of a cost reduction plan which included reduction in salary rates for all employees, reduction in the number of employees, contracts renegotiation and operating expense control. For the quarter ended September 30, 1995, the Company realized approximately 43% reduction in selling, general and administrative expenses and 11% reduction in research and development expenses, compared to the quarter ended September 30, 1994. Research and development expenses reduced at a lower rate in order to complete development of new products.

Inventory Obsolescence. The allowance for inventory obsolescence and excess quantities declined by approximately $19,000 during the quarter ended September 30, 1995. This change of 9% resulted from the reduction in slow moving parts during the quarter. A large percentage of newly acquired inventory will be used to build units for sales in the next quarter. Historically, most materials in inventory have been used to build products under OEM contracts and, therefore, the Company has had minimal inventory obsolescence.

Liquidity and Capital Resources and Plan of Operation

          The Company continues to suffer a liquidity problem. As of the date of this report, the backlog of firm orders is growing; however, the Company's liquidity problems constrained procurement of components and shipment of product. Management continues to address the Company's liquidity issue by: (i) restructuring trade debt; (ii) offering discounts in exchange for progress payments; and (iii) seeking equity capital.

         As of September 30, 1994, the Company had a working capital deficiency of approximately $618,000. As of September 30, 1995, the working capital is approximately $522,000 which represents an increase in the operating capital of $1,140,000. Management believes the increase in working capital is a indication of the Company's progress toward financial stability, however, the Company still requires additional working capital for its current operations. There can be no assurance that the Company will obtain additional working capital, or that such additional working capital obtained will be sufficient to achieve financial stability for the Company. The Company did not have any material commitments for capital expenditures as of the quarter ended September 30, 1995, or as of the date of this Report.

         To decrease its operating costs, the Company implemented a cost containment plan during the quarterly period ending September 30, 1995, which included a reduction in its workforce, reduction in its salary rates and a temporarily reduced work week for some departments.

         In June, 1995, the Company entered into a non-binding letter of intent with Lifestream Technologies, Inc. ("Lifestream") pursuant to which the Company would be granted certain production rights in professional and homecare markets for Lifestream Diagnostic's product line. In addition, the Company may acquire 20% of Lifestream, for an amount and type of consideration to be negotiated. The parties are continuing due diligence proceedings and there can be no assurance that any transaction between the Company and Lifestream will be closed.

         In January, 1994, the Company entered into a revolving loan facility (the "Revolving Loan Facility") with Silicon Valley Bank (the "Bank"), pursuant to which the Company assumed $360,000 of a formerly joint MicroProbe/Source revolving loan obligation to the Bank. As security for its obligation to the Bank, the Company granted to the Bank a security interest in substantially all of the Company's assets, including its accounts receivable, inventory, furniture, fixtures and equipment and general intangibles. In December, 1995, the revolving loan was repaid by the Company.

                          PART II -- OTHER INFORMATION

ITEM 6.           Exhibits and representation on Form 8K

         (a)   Exhibits:

               10.1 Agreement and Plan of Merger, dated November 3, 1995, between the Company and Biopool International, Inc., for the acquisition of Source Scientific, Inc.

               27.2 Financial Data Schedule (included only with the elect-ronic filing to Securities and Exchange Commission)

               99.1 News release issued by the Registrant on December 5, 1995, announcing the termination of the Agreement and Plan of Merger with Biopool.

         (b)   Reports:

               Current report on Form 8-K was filed on September 30, 1995, describing a non-binding letter of intent signed by the Registrant on September 27, 1995, for the acquisition of the Company by Biopool International, Inc. The Report also announced the resignation of Dr. Jacob Y. Terner from the Board of Directors of Source Scientific, Inc.

                                   SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                     SOURCE SCIENTIFIC, INC.


                                     By: /S/ RICHARD A. SULLIVAN
Date: 12-21-95                           ----------------------------
                                         Richard A. Sullivan
                                         President and Chief Executive Officer


                                    By:  /S/ MOKHTAR A. SHAWKY
Date: 12-21-95                           ----------------------------
                                         Mokhtar A. Shawky
                                         Chief Financial Officer